Exhibit 99.4

Letter to Company employees

Subject: A new chapter for Sage

Sageans,

Nearly fourteen years ago, Sage set out with a bold undertaking to make a difference in brain health. We ambitiously set forth a mission to deliver life-changing brain health medications so every person can thrive. Since our inception, we have operated with determination and perseverance and made significant contributions to science, medicine, and most importantly, patients.

Today, we begin a new chapter. Moments ago, we announced Sage has entered into a definitive agreement to be acquired by Supernus Pharmaceuticals for $8.50 per share, plus one non-tradable contingent value right (CVR) payable upon achieving certain specific milestones collectively worth up to $3.50 per share in cash, for an aggregate of up to approximately $795 million or $12.00 per share. This concludes the strategic alternatives review process in which the Board of Directors, with the assistance of our financial and legal advisors, evaluated a broad range of scenarios that would advance our work in brain health while maximizing shareholder value. We believe combining resources with Supernus provides the best path forward to achieve the potential of ZURZUVAE® (zuranolone) CIV and to preserve greater flexibility for our pipeline programs. You can read details of the agreement in the press release.

Together, we have made a significant impact on maternal mental health and meaningful progress toward establishing ZURZUVAE as the standard of care for women with PPD. Our science has advanced the understanding of the brain and cognition and shed light on historically understudied conditions. Supernus is well-positioned to build on our foundation and accelerate the commercialization of ZURZUVAE, ultimately benefiting more patients.

I know this announcement brings mixed emotions. This team, along with every Sagean before you, has helped build an incredible, purpose-driven organization. We have pushed boundaries and dreamed big—all while working to create a world with better brain health. We have so much to be proud of as we look ahead to this new chapter.

While today is an important milestone for us, this is just the first step in the process of Sage becoming part of Supernus. We remain two separate companies until the transaction has closed, which we expect to occur in the third quarter of 2025. It’s critical that we stay focused on the execution of our goals, our mission, and our day-to-day responsibilities across ZURZUVAE and our pipeline.

We will hold a Company meeting at 10:00 am ET to discuss the news in more detail. We have also attached an FAQ to help answer some of your immediate questions. While we may not be able to answer every question at this stage, we are committed to communicating with you as we have updates to share. Supernus is hosting an investor call at 8:30 am ET if you would like to listen in.

In addition, please note that we have adopted a “no social media comment” policy about the transaction with Supernus. You should not post to social media or share or comment or like posts by others that relate to the transaction. Social media activity about Sage that doesn’t mention the transaction can continue in accordance with Sage’s existing policies.

On behalf of the entire leadership team, thank you for your hard work and dedication to Sage. We are grateful for your endless contributions, and we hope you share immense pride in all that we have accomplished.

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Additional Information and Where to Find It

The tender offer (the “Offer”) for the outstanding shares of common stock (the “Shares”) of Sage Therapeutics, Inc., a Delaware corporation (the “Company”), described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the Offer materials that Supernus Pharmaceuticals, Inc., a Delaware corporation (“Parent”) and Saphire, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), will file with the SEC upon commencement of the Offer. A solicitation and offer to buy outstanding Shares will only be made pursuant to the Offer materials that Parent and Purchaser intend to file with the SEC. At the time the Offer is commenced, Parent and Purchaser will file Offer materials on Schedule TO, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer. THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF THE COMPANY SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES IN THE OFFER. The Offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of the Company at no expense to them under the “Investor Relations” section at Parent’s website at https://www.supernus.com. Free copies of these materials and certain other offering documents will be made available by the Company under the “Investors & Media” section of the Company’s website at https://www.sagerx.com/ or by directing requests for such materials to the information agent for the Offer, which will be named in the tender offer materials. The information contained in, or that can be accessed through, Parent’s or the Company’s website is not a part of, or incorporated by reference into, this communication. The Offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other Offer documents, as well as the Solicitation/Recommendation Statement, Parent and the Company file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements, or other information filed by Parent and the Company with the SEC for free on the SEC’s website at www.sec.gov.

Forward Looking Statements

This communication contains forward-looking statements related to the Company, Parent, the Offer, the merger of Purchaser with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), the Agreement and Plan of Merger, dated June 13, 2025, by and among Parent, Purchaser, and the Company (the “Merger Agreement”) and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “seek,” “opportunity,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this communication, the Company’s forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the Offer and the other conditions to the consummation of the Transactions; statements about the expected timetable for completing the Transactions; the Company’s plans, objectives, expectations and intentions; the financial condition, results of operations and business of the Company and Parent; the Company’s ability to commercialize current and future product candidates (including further commercialization of ZURZUVAE); and the anticipated timing of the closing of the Transactions.

Forward-looking statements are subject to certain risks, uncertainties or other factors that are difficult to predict, and could cause actual events or results to differ materially from those indicated in any such statements due to a number of risks and uncertainties. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the timing of the Offer and the Merger; uncertainties as to how many of the Company’s stockholders will tender their Shares in the Offer; risks related to non-achievement of the CVR milestones and that holders of the CVRs will not receive any payments in respect of those CVRs; the possibility that competing offers will be made; the possibility that various closing conditions for the Transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transactions; the effects of the Transactions on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of U.S. Food and Drug Administration approvals or actions, if any; the impact of competitive products and pricing; that Parent may not realize the potential benefits of the Transactions; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; the Company’s launch and commercialization efforts in the U.S. with respect to ZURZUVAE for the treatment of women with PPD may not be successful; ZURZUVAE may not achieve the clinical benefit, clinical use or market acceptance for the treatment of PPD the Company or Parent expects or they may encounter reimbursement, market access, process-related or other issues, including competition in the market, that impact the success of their commercialization efforts; ZURZUVAE may never become the standard of care for women with PPD; and other risks listed under the heading “Risk Factors” in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission, including current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by the Company and the Schedule TO and related tender offer documents to be filed by Parent and Purchaser. You should not place undue reliance on these statements. All forward-looking statements are based on information currently available to the Company and Parent, and the Company and Parent disclaim any obligation to update the information contained in this communication as new information becomes available.